EXHIBIT 3.174
CERTIFICATE OF
LIMITED PARTNERSHIP
OF
HICKORY TRAIL HOSPITAL, L.P.
     The undersigned, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17, does hereby certify as follows:
1. The name of the limited partnership is Hickory Trail Hospital, L.P.
2. The address of its registered office in Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The name of the registered agent at such address is National Registered Agents, Inc.
3. The name and mailing address of the sole general partner is:
Texas Hospital Holdings, LLC
840 Crescent Centre Drive, Suite 460
Franklin, Tennessee 37067
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of May 23, 2006.

TEXAS HOSPITAL HOLDINGS, LLC

By:	/s/ Steven T. Davidson

Name:	Steven T. Davidson
Its:	Vice President